SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2008

ENVIRONMENTAL CREDITS, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-28684	33-0824801
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5782 Caminito Empresa, La Jolla, California 92037
(Address of Principal Executive Offices, Zip Code)

Registrant's telephone number, including area code:  (619) 895-6900

BoysToys.com, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

As used herein, the terms, "we," "us," "our," and the "Company" refers to Environmental Credits, Ltd. (formerly, BoysToys.com, Inc.), a Delaware corporation and its subsidiaries, unless otherwise stated.

Item 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

The Company was informed by NASDAQ Corporate Compliance that effective October 23, 2008, the Company was assigned a new stock trading symbol (EVCL) to reflect both of the following:

  the change of the Company's name from BoysToys.com, Inc. to Environmental Credits, Ltd.;
  the reverse split of the Company's Common Stock 200 for one.

Both the change of the Company's name and the 200 for one reverse stock split together with an increase in the number of authorized shares of the Company's Common Stock to 300,000,000 shares were previously approved by the Company's stockholders at the Annual Meeting of the Stockholders held March 7, 2008.

Item 8.01 OTHER EVENTS

As stated above, the Company was informed by NASDAQ Corporate Compliance that effective October 23, 2008, the Company was assigned a new stock trading symbol to reflect both of the following:

  the change of the Company's name from BoysToys.com, Inc. to Environmental Credits, Ltd.; and
  the reverse split of the Company's Common Stock 200 for one.

Both the change of the Company's name and the 200 for one reverse stock split together with an increase in the number of authorized shares of the Company's Common Stock to 300,000,000 shares were previously approved by the Company's stockholders at the Annual Meeting of the Stockholders held March 7, 2008.

The Company has limited financial resources and only one officer and director who able to devote only a limited amount of time to the Company's affairs. To the extent that market conditions and circumstances allow, the change of the Company's name and 200 for one reverse stock split may provide the Company with an opportunity to develop or acquire a business. However, there can be no assurance that the Company will be successful in any such efforts and the Company's stockholder will likely incur immediate and substantial dilution if any such transaction is completed. The Company's Common Stock trades on a limited and sporadic basis and likely will continue to trade on that basis for the foreseeable future.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BoysToys.com, Inc.

Date: October 23, 2008	By:	/s/ Ralph M. Amato __________________ Ralph M. Amato, President